[LOGO OF RESOURCES DIRECT APPEARS HERE]    [LOGO OF AGL RESOURCES APPEARS HERE]
                                                              File No. 333-22867
                                                Filed Pursuant to Rule 424(b)(3)

                          PROSPECTUS SUPPLEMENT NO. 1
                       TO PROSPECTUS DATED APRIL 1, 1997

   The purpose of this supplement to the prospectus dated April 1, 1997 is to advise existing and potential investors of two changes to the AGL Resources Inc. Direct Stock Purchase and Dividend Reinvestment Plan, also known as ResourcesDirect. This supplement should be read with the original prospectus.

   Change of Administrator.

   Effective on June 1, 1999, AGL Resources appointed EquiServe Trust Company, N.A. as the administrator for ResourcesDirect. EquiServe replaces Wachovia Bank of North Carolina, N.A. as administrator of ResourcesDirect. As a result, all references in the prospectus to "Wachovia Bank of North Carolina, N.A." and "Wachovia Shareholder Services" are changed to "EquiServe Trust Company, N.A." Please note that for the convenience of investors, all other information contained in the prospectus regarding the administrator, including the administrator's address and toll-free telephone number, remain unchanged.

   Use of Treasury Shares.

   AGL Resources has modified the terms of ResourcesDirect to include treasury shares as a source of shares for issuance under ResourcesDirect. Consequently, question eighteen on page 10 of the prospectus now reads as follows:

     "18. What is the source of shares purchased under ResourcesDirect?

              It is anticipated that the ResourcesDirect shares will be issued out of shares of the Company's Common Stock held as treasury shares or out of authorized but unissued shares of the Company's Common Stock. ResourcesDirect, however, does provide the Company the flexibility of purchasing shares of Common Stock of the Company on the open market."

            The Date of this Prospectus Supplement is June 1, 1999.